UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MAINSTAY CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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August 5, 2024

Dear Shareholder:

I am writing to ask you to support your Fund’s nominees for the Board of Trustees at MainStay CBRE Global Infrastructure Megatrends Term Fund’s 2024 Annual Meeting of Shareholders. Your Fund is under attack by an activist hedge fund, Saba Capital Management, L.P. Saba is seeking to replace one of your experienced Trustees with their own nominee, in furtherance of its short-term agenda that we believe to be contrary to the long-term goals of the Fund’s shareholders as a whole. To protect your investment, we ask that you please return our enclosed WHITE proxy card and vote FOR your Fund’s nominees.

Your Board has taken significant actions to protect your investment in the Fund, including approving a 15% increase to the Fund’s annual distribution rate in August 2023, increasing the annual per-share distribution rate from $1.30 to $1.50 per year.

Your Fund’s nominees are highly qualified and have significant experience overseeing the management of the Fund and other MainStay Funds.

•

Both of your Fund’s nominees are independent, and six (6) of the seven (7) members of the Fund’s Board are independent, with a fiduciary duty to act in the best interest of all of the Fund’s shareholders.

•	Under your Board’s leadership, the Fund has delivered on its mandate to deliver high current income by paying monthly distributions since its inception in 2021.

By contrast, Saba’s nominee is an officer of Saba and represents the interests of Saba. And unlike your Fund’s Board, Saba has no fiduciary duty to the Fund’s shareholders – Saba regularly seeks to cause closed-end funds to engage in actions which can result in adverse consequences for long-term investors.

I ask you to join me in protecting your investment in the Fund by voting FOR the Fund’s nominees on the enclosed WHITE proxy card. Thank you for your continued loyalty and support.

Sincerely,

Kirk C. Lehneis

President

MainStay CBRE Global Infrastructure Megatrends Term Fund

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